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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Multi-Color Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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MULTI-COLOR CORPORATION

4053 CLOUGH WOODS DRIVE

BATAVIA, OHIO 45103

Dear Shareholder:

We invite you to attend our annual meeting of shareholders at 10:30 a.m. on Wednesday, August 11, 2010 at the Multi-Color Corporate Offices, 4053 Clough Woods Drive, Batavia, Ohio 45103. After the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and provides information about our director candidates.

Your vote is important. Whether or not you plan to attend, please vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also request a paper proxy card to submit your vote by mail, if you prefer. If you do attend the meeting, you may vote your shares in person.

Sincerely yours,

/s/ Lorrence T. Kellar

Lorrence T. Kellar

Chairman of the Board

June 29, 2010

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS OF MULTI-COLOR CORPORATION

TIME:

10:30 a.m., Eastern Time

DATE:

Wednesday, August 11, 2010

PLACE:

Multi-Color Corporate Offices

4053 Clough Woods Drive

Batavia, Ohio 45103

PURPOSE:

1.	Election of directors.

2.	Ratification of the appointment of Grant Thornton LLP as Multi-Color’s independent registered public accountants for the fiscal year ending March 31, 2011.

3.	Conduct other business, if properly raised.

We are pleased to take advantage of Securities and Exchange Commission rules that permit issuers to furnish proxy materials to their shareholders on the Internet. We believe that the e-proxy process expedites shareholders’ receipt of proxy materials, while lowering printing and delivery costs and reducing the environmental impact of our annual meeting.

On June 29, 2010, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions to allow shareholders to access our proxy statement and Annual Report on Form 10-K on the Internet, as well as vote online. The Notice of Internet Availability of Proxy Materials also provides information about requesting a paper copy of our proxy materials. Only shareholders of record on June 16, 2010 may vote at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE.

/s/ Dawn H. Bertsche

Dawn H. Bertsche

Senior Vice President Finance, Chief Financial and Accounting Officer

    and Secretary

June 29, 2010

MULTI-COLOR CORPORATION

4053 CLOUGH WOODS DRIVE

BATAVIA, OHIO 45103

PROXY STATEMENT

GENERAL INFORMATION

Time and Place of Annual Meeting

The annual meeting will be held on Wednesday, August 11, 2010, at 10:30 a.m. at the Multi-Color Corporate Offices, 4053 Clough Woods Drive, Batavia, Ohio 45103.

Record Date

Record holders of Common Stock of Multi-Color Corporation (“Multi-Color” or the “Company”), as shown on our stock register on June 16, 2010, may vote at the meeting. As of that date, Multi-Color had 12,356,768 shares of Common Stock issued and outstanding.

First Mailing Date of Notice

The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed to shareholders on or about June 29, 2010. The Notice contains instructions to allow shareholders to access our Proxy Statement and Annual Report on Form 10-K on the Internet, as well as vote online or by telephone. The Notice also provides information about requesting a paper copy of our proxy materials.

Information About Voting

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

There are three ways to vote by proxy:

•	By Telephone – You can vote by telephone by following the instructions on our proxy card;

•	By Internet – You can vote over the Internet at www.edocumentview.com/LABL by following the instructions on the Notice; or

•

By Mail – The Notice includes instructions for requesting a paper copy of our proxy materials, including a proxy card. If you request and receive a paper proxy card, you can vote by signing, dating and returning the proxy card.

Telephone and Internet voting facilities for shareholders of record will be available until 1:00 a.m. (Eastern time) on August 11, 2010. If you hold your shares under the Company’s 401(k) plan, your voting instructions for those shares must be received by 1:00 a.m. (Eastern time) on August 6, 2010, to allow sufficient time for voting by the administrator of the plan.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote the shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy and bring it to the annual meeting in order to vote.

All proxies will be voted in accordance with the instructions specified. If you execute and return your proxy but do not specify how to vote, we will vote your shares in favor of (1) the election of all nominees for director proposed by the Board; and (2) the ratification of the appointment of Grant Thornton LLP as independent registered public accountants for the fiscal year ending March 31, 2011. Management does not know of any other matters to be presented for action at the annual meeting. If any other matters properly come before the annual meeting, however, the proxies will vote such matters in their discretion.

Revoking a Proxy

You may revoke your proxy before it is voted by (1) submitting a new proxy with a later date; (2) voting in person at the annual meeting; (3) granting a subsequent proxy through the Internet or telephone; or (4) notifying Multi-Color’s Secretary in writing at Multi-Color Corporation, 4053 Clough Woods Drive, Batavia, OH 45103.

Solicitation

The proxies are being solicited by Multi-Color’s Board of Directors. All expenses of Multi-Color in connection with this solicitation will be borne by Multi-Color. Solicitation will be made principally by the Internet and mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to Multi-Color. Multi-Color will request brokers and other nominees who hold Common Stock in their names to solicit proxies from the beneficial owners and will pay the standard charges and expenses associated with that solicitation.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by Multi-Color are not voted and do not count for this purpose.

Votes Needed

Nominees for director receiving the highest number of votes cast will be elected to fill the seats on the Board. Ratification of the appointment of Grant Thornton LLP requires the favorable vote of a majority of the votes cast. Abstentions are counted for quorum purposes. Any proxies submitted by brokers who do not indicate a vote for at least one proposal because they do not have discretionary authority and have not received instructions as to how to vote will not count for quorum purposes.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Ethics

Multi-Color has Standards of Business Conduct and a Code of Ethics applicable to all associates, officers, directors and agents of Multi-Color and its subsidiaries, including the Chief Executive Officer and Chief Financial Officer. A copy of the Standards of Business Conduct and Code of Ethics is available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com). Multi-Color will post any amendments to and any waivers from the Standards of Business Conduct and Code of Ethics, as required by applicable federal securities laws and NASDAQ listing standards, at the same location on its website.

Director Independence

The Board of Directors has determined that the following five of Multi-Color’s seven directors who served during the 2010 fiscal year are “independent” as defined by applicable federal securities laws and NASDAQ listing standards: Robert R. Buck, Charles B. Connolly, Lorrence T. Kellar, Roger A. Keller and Thomas M. Mohr.

Shareholder Communication with the Board

Shareholders may communicate directly with the Board. Communications should be sent in writing addressed to the Chairman of the Board, Multi-Color Corporation, 4053 Clough Woods Drive, Batavia, OH 45103.

Approval of Related Party Transactions

The Company’s Standards of Business Conduct and Code of Ethics provide that any proposed transactions between the Company and any director or executive officer, family member of any director or executive officer, or any entities in which any such person has a material interest must receive the prior approval of the Audit and Finance Committee.

The Charter of the Audit and Finance Committee states that the Audit and Finance Committee has the responsibility to review and approve all related party transactions as provided in the NASDAQ listing standards. In addition, the Audit and Finance Committee is required to review and investigate, as appropriate, any matters pertaining to the integrity of officers, directors and employees, including conflicts of interest, or adherence to the Company’s Standards of Business Conduct and Code of Ethics.

Leadership Structure

The roles of Chief Executive Officer and Chairman of the Board are separate roles at the Company. The Board believes this structure is in the best interest of the Company because it allows the Chief Executive Officer to focus on the day-to-day operation of the Company’s business and the Chairman of the Board to focus on the leadership of the Board of Directors.

Board Role in Risk Management

Day to day risk management is the responsibility of management, but the Board of Directors has overall responsibility for the oversight of risk management. The oversight responsibility of the Board is supported by company management and risk management processes that are in place. Key factors supporting risk management of the Company include strong Board and management commitments to risk management and effective communication, including communication between the Board and management.

Duties of the Board of Directors; Board and Committee Meetings

The Board of Directors oversees the management of Multi-Color on your behalf. The Board reviews Multi-Color’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage Multi-Color’s business day to day, and evaluating his performance. The Board also reviews development and succession plans for Multi-Color’s top executives.

Multi-Color’s Code of Regulations requires that the Board consist of at least three members with the exact number to be established by shareholders or the Board. The Board has established a Board consisting of six directors for the upcoming fiscal year.

The Board met six times last year. All of Multi-Color’s directors attended 100% of meetings held in the 2010 fiscal year of the Board and the committees on which they served, except that Mr. Connolly and Mr. Mohr attended 93% and 94%, respectively, of the meetings held in the 2010 fiscal year of the Board and the committees on which they serve. In addition, all directors of Multi-Color attended the annual meeting of shareholders held on August 13, 2009. Multi-Color expects each of its directors to attend each annual meeting of shareholders absent a significant personal or business conflict. The Board convened five executive sessions last year. Executive sessions are generally scheduled in conjunction with regularly scheduled Board meetings.

Duties and Current Members of Board Committees

The Board appoints committees in order to perform its duties more effectively. Board committees are able to consider key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. The Board has established the Audit and Finance Committee (“Audit Committee”), Nominating and Corporate Governance Committee (“Nominating Committee”) and Compensation and Organization Development Committee (“Compensation Committee”). The charters of the Audit Committee, Nominating Committee and Compensation Committee are available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com).

The Audit Committee assists the Board in fulfilling its responsibilities relating to the Company’s accounting, reporting practices, compliance with legal and regulatory requirements, and the quality and integrity of Multi-Color’s financial reports. The Audit Committee oversees the accounting and financial reporting processes of Multi-Color and the audit of Multi-Color’s financial statements. It reviews the scope and adequacy of Multi-Color’s internal accounting and financial controls, reviews the scope and results of the audit plan of Multi-Color’s independent registered public accountants and reviews Multi-Color’s financial reporting activities and the accounting standards and principles followed. The Audit Committee oversees the procedures for the receipt, retention and treatment of any complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters. The Audit Committee also selects, for shareholder ratification, and engages Multi-Color’s independent registered public accountants and approves their fees.

The Board has determined that all current members of the Audit Committee, Robert R. Buck (Chairman), Lorrence T. Kellar and Thomas M. Mohr, satisfy the standards of “independence” required of audit committee members under applicable federal securities laws and NASDAQ listing standards. In addition, the Board has concluded that Messrs. Buck, Kellar and Mohr are “financial experts” within the meaning of applicable federal securities laws and NASDAQ listing standards. The Audit Committee met five times during the fiscal year ended March 31, 2010.

The Nominating Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing, implementing and monitoring the effectiveness of Multi-Color’s corporate governance guidelines. A copy of Multi-Color’s corporate governance guidelines is available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com).

The Board has determined that all members of the Nominating Committee satisfy the standards of “independence” under applicable federal securities laws and NASDAQ listing standards. The Nominating Committee members are Roger A. Keller (Chairman), Charles B. Connolly and Lorrence T. Kellar. The Nominating Committee met three times during the last fiscal year.

The Compensation Committee is responsible for establishing Multi-Color’s compensation philosophy and assuring that directors, executives and key management personnel are effectively compensated in terms that are motivating, internally equitable, externally competitive and aligned with the short-term and long-term interests of shareholders. The Compensation Committee approves all compensation of executive officers, administers Multi-Color’s executive incentive compensation plans, sets the criteria for awards under incentive compensation plans and determines whether such criteria have been met. The Compensation Committee also oversees the policies and practices of Multi-Color that advance its organizational development, including those designed to achieve the most productive engagement of Multi-Color’s workforce and the attainment of greater diversity.

The Compensation and Organization Development Committee (“Compensation Committee”) has evaluated Multi-Color’s current compensation policies and practices and determined that they do not encourage excessive risk-taking. As a result, the Compensation Committee believes that the risks relating to Multi-Color’s compensation policies and practices, including those applicable to non-executive officers, are not reasonably likely to have a material adverse effect on Multi-Color. Among other things, the Compensation Committee considered that with respect to fiscal years 2010 and 2011, no cash incentives are available to employees as a result of the Compensation Committee’s assessment that such cash incentive compensation would not be appropriate in light of economic conditions and their impact on the Company. In addition, the Compensation Committee noted that cash incentives, if any, with respect to future fiscal years will likely be available only to specified salaried employees. The Compensation Committee will evaluate the risks associated with the Company’s compensation policies and practices on an annual basis.

The Board has determined that all members of the Compensation Committee satisfy the standards of “independence” under applicable federal securities laws and NASDAQ listing standards. The Compensation Committee members are Thomas M. Mohr (Chairman), Robert R. Buck, Charles B. Connolly, Lorrence T. Kellar and Roger A. Keller. The Compensation Committee met four times during the last fiscal year.

Director Nomination Process

Directors are elected each year by shareholders at the annual meeting. The Nominating Committee leads the search for individuals qualified to become members of the Board and selects director nominees to be presented for approval by the Board and shareholders at the annual meeting of shareholders.

The Nominating Committee selects nominees who have high personal and professional integrity, have demonstrated exceptional ability and judgment and who are effective, in conjunction with the other nominees and members of the Board, in collectively serving the interests of shareholders. The Committee has no specific or formulaic diversity policy or requirement. However, when selecting director nominees, the Committee considers the make-up of the Board as a whole and favorably views Board diversity with respect to the following attributes: professional and life experience, education, skills, age, race and gender.

Shareholders may propose nominees for election as directors. The Nominating Committee will evaluate director nominee candidates based on the same criteria regardless of whether they are recommended by Committee members or by a shareholder. Shareholders should submit the following information (“Nomination Information”) in writing to the Secretary of Multi-Color at 4053 Clough Woods Drive, Batavia, OH 45103: (a) the shareholder’s name and address; (b) the number of shares of Multi-Color’s stock held by the shareholder; and (c) the following Nomination Information with respect to the nominee: (i) name, age, business address and residence address; (ii) principal occupation or employment; (iii) number of shares of Multi-Color’s stock held by the nominee; and (iv) the reason the shareholder believes the nominee is qualified to serve as a director. Upon request, the shareholder must submit additional information reasonably requested by the Nominating Committee, including information that would be required to be disclosed about a director nominee pursuant to federal proxy disclosure requirements. If a shareholder wishes to submit a name for consideration by the Nominating Committee for director nomination at the 2011 annual meeting of shareholders, the Nomination Information must be received by Multi-Color no later than March 1, 2011.

BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK

The following table sets forth the share ownership as of May 15, 2010 of the Company’s directors, executive officers and shareholders known by Multi-Color to own beneficially five percent (5%) or more of its outstanding Common Stock.

		Common Stock Beneficially Owned (1)
Name	Position	Amount	Percentage
Holders of 5% or More of the Outstanding Shares:

FMR LLC (2)	Principal Shareholder	1,199,192	9.7%

T. Rowe Price Associates, Inc. (3)	Principal Shareholder	1,068,916	8.7%

RMB Capital Management, LLC (4)	Principal Shareholder	1,076,938	8.7%

Directors and Executive Officers:

Lorrence T. Kellar (5)	Chairman of the Board of Directors	277,147	2.2%

Robert R. Buck (6)	Director	32,799	*

Charles B. Connolly (7)	Director	17,707	*

Roger A. Keller (8)	Director	408,260	3.3%

Thomas M. Mohr (9)	Director	11,049	*

Francis D. Gerace (10)	Chief Executive Officer, President, and Director through 6/15/10	255,456	2.0%

Dawn H. Bertsche (11)	Senior Vice President Finance, Chief Financial and Accounting Officer, Secretary	133,727	1.1%

Nigel A. Vinecombe (12)	Chief Operating Officer through 6/15/10; Chief Executive Officer and President as of 6/16/10; Director	600,000	4.9%

Executive Officers and Directors as a group (8 persons)		1,736,145	14.1%

* Indicates less than one percent.

(1)

Included in the amount of Common Stock beneficially owned are the following shares of Common Stock subject to exercisable options or options that become exercisable within 60 days of May 15, 2010: Ms. Bertsche – 86,625 shares, Mr. Buck – 20,250 shares, Mr. Connolly – 6,750 shares, Mr. Gerace – 165,938 shares, Mr. Kellar – 20,250 shares, and Mr. Keller – 33,750 shares. All officers, directors and principal stockholders have sole investment and voting power unless otherwise indicated.

(2)

Based on a Schedule 13G filed on February 16, 2010 by FMR LLC with the Securities and Exchange Commission. The business address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109. The Schedule 13G reports sole voting power with respect to 1,104,273 shares and sole dispositive power with respect to 1,199,192 shares.

(3)

Based on a Schedule 13G filed on February 11, 2010 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. with the Securities and Exchange Commission. The business address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors including the T. Rowe Price Small-Cap Fund, Inc. (which beneficially owns 853,500 shares) which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities.

(4)

Based on a Schedule 13G filed on February 5, 2010 by RMB Capital Management, LLC with the Securities and Exchange Commission. The Schedule 13G reported sole voting and investment power with respect to 1,076,938 shares. The business address of RMB Capital Management, LLC is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603.

(5)

Excludes 15,000 shares held by his wife. Mr. Kellar disclaims beneficial ownership of these shares. Includes 5,593 restricted shares with respect to which he has sole voting power. Includes 249,022 shares held in a collateral trust account and a broker collateral account.

(6)	Includes 2,250 shares held by his wife and 5,593 restricted shares with respect to which he has sole voting power.

(7)	Includes 5,593 restricted shares with respect to which he has sole voting power.

(8)	Includes 364,211 shares held jointly with right of survivorship and 5,593 restricted shares with respect to which he has sole voting power.

(9)	Includes 5,593 restricted shares with respect to which he has sole voting power.

(10)

Includes 16,098 shares held in Mr. Gerace’s 401(k) plan, 57,463 restricted shares with respect to which he has sole voting power, and 15,957 shares held in a revocable trust (with respect to which he has sole voting and investment power).

(11)

Includes 17,024 shares held in Ms. Bertsche’s 401(k) plan, 22,350 restricted shares with respect to which she has sole voting power and 2,568 shares held in a revocable trust (with respect to which she shares voting and investment power with her husband).

(12)

The shares are held in trust by Tropical Rain Nominees Party Limited (“Tropical Rain”) as trustee for the Vinecombe Absolutely Entitled Trust (“Vinecombe Trust”). Tropical Rain exercises voting and investment power with respect to the shares in accordance with the instructions of Mr. Vinecombe, who is the beneficiary of the Vinecombe Trust.

ELECTION OF DIRECTORS (ITEM 1 ON THE PROXY)

Nominees

The Board is nominating for election each of the following persons: Robert R. Buck, Charles B. Connolly, Lorrence T. Kellar, Roger A. Keller, Thomas M. Mohr and Nigel A. Vinecombe. Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are not entitled to cumulate their votes. If a director nominee becomes unavailable before the election, your proxy authorizes us to vote for a replacement nominee if the Board names one. Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

Five of the six nominees for election as Multi-Color directors are “independent” within the meaning of applicable federal securities laws and NASDAQ listing standards. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that each nominee should serve as a director, the Board believes that each nominee has demonstrated business acumen and a commitment to service, and possesses skills and attributes complimentary to those of the other Board members.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING NOMINEES:

Robert R. Buck Age 62 Director since 2003

Mr. Buck became a director in July 2003. He is currently the Chairman of the Board and Chief Executive Officer of Beacon Roofing Supply, Inc. Prior to 2003, Mr. Buck served in various leadership roles with Cintas Corporation (primarily a corporate identity uniform company) including President of its Uniform Rental Division and Chief Financial Officer. Mr. Buck serves as a director of Beacon Roofing Supply, Inc., Kendle International (provider of clinical research and development services for the pharmaceutical and biomedical industries), and LVI Services (environmental remediation provider). In addition, he is a member of the Dean’s Advisory Council for the College of Business Administration at the University of Cincinnati.

Qualifications Supporting the Nomination of Robert R. Buck:

Mr. Buck has extensive senior leadership experience with public companies, including service as the Chief Executive Officer of Beacon Roofing Supply, Inc. He has strong financial management experience, having served as a chief financial officer with direct responsibility for financial and accounting matters. Mr. Buck qualifies as an “audit committee financial expert” as defined by SEC rules. He also provides insight concerning a variety of business issues, including capital markets, risk management and mergers and acquisitions.

Charles B. Connolly Age 53 Director since 1998

Mr. Connolly was elected a director of Multi-Color in October 1998. Mr. Connolly has over 30 years of experience in the converting, coating and packaging industries. He has served as President of Connemara Converting, LLC, a Chicago-based converter of specialty paper and plastic substrates, since April 1996. Prior to that time, he served in various management, sales and marketing positions with Lawson Mardon Packaging and Camvac America, a subsidiary of Rexam P.L.C. that produces vacuum metallized papers and films.

Qualifications Supporting the Nomination of Charles B. Connolly:

Mr. Connolly offers valuable insight to the Board as a result of his 30 years of experience in packaging and related industries. He has years of senior management experience as President of Connemara Converting, LLC. In addition, he gained valuable knowledge and experience related to sales and marketing as a result of his previous sales and marketing positions.

Lorrence T. Kellar Age 72 Director since 1988

Mr. Kellar was elected a director of Multi-Color in January 1988. From 2002 until his retirement in November 2009, he was with Continental Properties Co., Inc., a retail and residential developer, where he served as Vice President, Retail Development. Prior to that time, Mr. Kellar served as Vice President, Real Estate of Kmart Corporation and held various positions with The Kroger Co., including Group Vice President-Finance and Real Estate, Vice President of Corporate Development and Vice President-Treasurer. Mr. Kellar is a trustee of Acadia Realty Trust and a director of Frisch’s Restaurants, Inc. and Spar Group, Inc., a provider of merchandising services.

Qualifications Supporting the Nomination of Mr. Kellar:

Mr. Kellar qualifies as an “audit committee financial expert” as that term is defined by SEC rules, and has extensive experience managing financial functions, including general accounting, audit, finance and treasury. He also was involved in a number of mergers and acquisitions while serving with The Kroger Co. and other companies. Mr. Kellar has a broad base of board service, having served over the years on the boards of eight public companies, including service as chair of two of those boards. His leadership experience also includes service as past chair of the Bartlett Management Trust mutual fund group, as well as chair of both the City of Cincinnati and Kroger pension funds.

Roger A. Keller Age 65 Director since 2000

Mr. Keller was elected a director of Multi-Color in August 2000. Mr. Keller is a private investor. From July 1993 to November 2000, Mr. Keller served as Vice President, General Counsel and Secretary of Mallinckrodt, Inc., a health-care company.

Qualifications Supporting the Nomination of Mr. Keller:

Mr. Keller provides a significant contribution to the Board as a result of his legal background and years of experience as General Counsel to Mallinckrodt, Inc. He adds broad management perspectives to the Board. Mr. Keller also has experience and depth of knowledge with regard to a wide range of corporate governance and compliance issues.

Thomas M. Mohr Age 58 Director since 2006

Mr. Mohr became a director of Multi-Color in August 2006. Mr. Mohr has served as the President of Applied Extrusion Technologies, Inc., a developer and manufacturer of plastic films, since June 2006. He was the President and Chief Executive Officer of Vibac Group North America (a provider of specialty packaging films) from 2003 to 2005. Prior to that time he served in senior management positions with Grupo Celanese, Mexico and Trespaphan (a polypropylene film business). Mr. Mohr is a director of Applied Extrusion Technologies Inc. and Bush Industries Inc.

Qualifications Supporting the Nomination of Mr. Mohr:

Mr. Mohr strengthens the Board as a result of his many years of experience as a chief executive officer. He has gained significant knowledge regarding plastic film and the packaging industry during his tenure at Applied Extrusion Technologies, Inc. and in previous positions. He qualifies as an “audit committee financial expert” as defined by SEC rules. Mr. Mohr also provides valuable expertise with regard to supply chain issues and international operations.

Nigel A. Vinecombe Age 47 Director since 2008

Mr. Vinecombe became a director of Multi-Color in February 2008. He was appointed President and Chief Executive Officer of the Company as of June 16, 2010. Mr. Vinecombe served as Chief Operating Officer of Multi-Color from May 2009 to June 16, 2010, and as President of the International Business Unit of Multi-Color from February 2008 until May 2009. From 2000 to February 2008, he served as Group Managing Director of Collotype International Holdings Pty Ltd., a privately-held Australian based wine & spirit and consumer products label manufacturer.

Qualifications Supporting the Nomination of Mr. Vinecombe:

As Group Managing Director of Collotype International Holdings Pty Ltd., Mr. Vinecombe oversaw the international expansion of a high growth organization. As Chief Operating Officer of the Company, he has continued to apply his strategic planning and managerial skills in the context of the Company’s global operations. Mr. Vinecombe has valuable management insight related to the integration of expanded business and development of customer relationships on a global basis. As a result, he brings strong decision-making skills to the Board coupled with an understanding of international business.

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS (ITEM 2 ON THE PROXY)

The Board is seeking shareholder ratification of its appointment of Grant Thornton LLP as independent registered public accountants for the fiscal year ending March 31, 2011. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in providing assurance on the integrity of Multi-Color’s financial controls and reporting. Even if shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of different auditors at any time during the year if it determines that such a change would be in the best interest of Multi-Color and its shareholders. An affirmative vote of a majority of the votes cast at the meeting is required for ratification. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Audit Fees

Grant Thornton LLP’s fees for audit and review of the Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and the Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended March 31, 2010, and for compliance with the Sarbanes-Oxley Act of 2002 and related estimated expenses were $575,200. Grant Thornton LLP’s fees for audit and review of the Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and the Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended March 31, 2009, and for compliance with the Sarbanes-Oxley Act of 2002 and related expenses were $586,500.

Audit-Related Fees

The total fees paid to Grant Thornton LLP by Multi-Color for the fiscal year ended March 31, 2010 for services provided in connection with the audit of Multi-Color’s 401(k) plan and various accounting consultations and related estimated expenses were $16,600.

The total fees paid to Grant Thornton LLP by Multi-Color for the fiscal year ended March 31, 2009 for services provided in connection with the audit of Multi-Color’s 401(k) plan and various accounting consultations and related expenses were $38,800.

Tax Fees

Grant Thornton LLP did not provide tax compliance, tax advice or tax planning services to Multi-Color during the fiscal years ended March 31, 2010 and 2009.

All Other Fees

None

All audit and audit-related fees for the fiscal year ended March 31, 2010 were pre-approved by the Audit Committee, which concluded that the provision of those services by Grant Thornton LLP was compatible with the maintenance of the auditors’ independence in the conduct of the auditing functions. The Audit Committee requires pre-approval of the audit and nonaudit services performed by the independent registered public accountants in order to assure that the provision of such services does not impair the independent registered public accountant’s independence. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. To ensure prompt handling of unexpected matters, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. However, the Chairman must report any such pre-approval decisions to the Audit Committee at the next scheduled meeting following such pre-approval.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibilities relating to the Company’s accounting, reporting practices, compliance with legal and regulatory requirements, and the quality and integrity of Multi-Color’s financial reports. The Audit Committee oversees the accounting and financial reporting processes of Multi-Color and the audit of Multi-Color’s financial statements. It reviews the scope and adequacy of Multi-Color’s internal accounting and financial controls, reviews the scope and results of the audit plan of Multi-Color’s independent registered public accountants and reviews Multi-Color’s financial reporting activities and the accounting standards and principles followed. The Audit Committee oversees the procedures for the receipt, retention and treatment of any complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters. The Audit Committee also selects, for shareholder ratification, and engages Multi-Color’s independent registered public accountants and approves their fees.

A copy of the Audit Committee’s Charter is available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com).

The Board has determined that all members of the Audit Committee, Robert R. Buck (Chairman), Lorrence T. Kellar and Thomas M. Mohr, satisfy the standards of “independence” required of audit committee members under applicable federal securities laws and NASDAQ listing standards. In addition, the Board has concluded that Messrs. Buck, Kellar and Mohr are “financial experts” within the meaning of applicable federal securities laws and NASDAQ listing standards.

In connection with the March 31, 2010 financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the auditors; discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and received and discussed with the auditors the matters required by applicable requirements of the Public Accounting Oversight Board and considered the compatibility of non-audit services with the auditor’s independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that Multi-Color’s audited financial statements be included in its Annual Report on Form 10-K for the year ended March 31, 2010.

The Audit and Finance Committee

Robert R. Buck (Chairman)

Lorrence T. Kellar

Thomas M. Mohr

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This section discusses the principles underlying Multi-Color Corporation’s policies and decisions concerning the compensation of the Company’s executive officers. This information describes the manner and context in which compensation is awarded to and earned by the Company’s executive officers and provides perspective on the tables and narrative that follow.

The Board of Directors utilizes the Compensation and Organization Development Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) to assist the Board in fulfilling the Board’s responsibilities in the area of executive compensation. The Committee, working with management and with its independent, external consultant, has approved executive compensation programs that are designed to attract and retain executives and reward them for their efforts toward helping Multi-Color achieve its short-term and long-term operating, financial and strategic goals, and thereby build shareholder value. To that end, generally, executive compensation packages are weighted towards incentive plans that emphasize stock ownership and bonus compensation arrangements which serve to align more closely the interests of management with shareholders. However, in light of economic conditions and their impact on the Company, the Committee determined that with respect to fiscal years 2010 and 2011, cash incentives would not be appropriate.

Framework of Multi-Color’s Executive Compensation Program

Multi-Color’s Goals

Multi-Color seeks to continue to improve its financial and operating performance on a long-term basis. The Company is committed to delivering predictable and reliable results through increasing revenues and net income, and growth in earnings per share and cash flow. While these goals are not all of the priorities Multi-Color has established, they represent the foundation of Multi-Color’s long-term objectives. Multi-Color’s compensation policies, practices and programs are intended to align executive compensation within the framework of these strategic goals, attracting and retaining a strong executive team for the long-term.

The Company intends base salary and benefits to be fair compensation for the executive officers’ good faith efforts to do the job well, and incentive compensation (both annual and long-term) to be pay for performance on behalf of the Company and its shareholders. The Company expects the incentive pay to reinforce the executive’s line-of-sight between (i) his or her behaviors, decisions and leadership and (ii) high standards of performance on corporate financial and other individual measures that, if achieved, will enhance shareholder value.

Compensation Committee Responsibilities

Among other things, the Committee assists the Board of Directors in fulfilling the Board’s responsibilities to:

1)	Review and approve the annual and long-term goals and objectives of the Chief Executive Officer (“CEO”) of the Company, and evaluate the CEO’s performance at least annually.

2)

Determine the compensation and benefits of the CEO and other executive officers and key management personnel, in light of their performance relative to their goals and objectives, and report the compensation of the CEO to the Board, including the grant of any stock options or restricted stock.

3)	Review the compensation of the Company’s directors, and make recommendations with respect to director compensation to the Board for its approval.

4)	Review periodically the Company’s philosophy on executive compensation and advise the CEO and the Board about different approaches to executive compensation.

5)	Evaluate the Company’s compensation policies and practices at least annually to determine whether the associated risks are reasonably likely to have a material adverse effect on the Company.

6)

Assess from time to time the Company’s competitive position for the various elements of executive compensation, by reviewing executive compensation surveys, studies and other information about compensation paid by other companies.

The Committee has the resources and authority appropriate to discharge its responsibilities, including, when necessary, the authority to retain such consultants and advisers as it may deem appropriate in its sole discretion, to advise it with respect to the Company’s executive compensation and organizational development plans, programs and individual arrangements. The Committee has the sole authority to approve such consultants’ and advisers’ fees and terms of engagement.

The Committee meets at least once every year, and more frequently, as and if circumstances dictate. During the year ended March 31, 2010, the Committee met four times. The Committee may request any officer or employee of the Company, outside counsel, consultants or independent auditors to attend a meeting of the Committee.

The Committee is comprised of a minimum of three directors, each of whom (i) is not an officer or employee of Multi-Color Corporation, (ii) does not have any relationship, which in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a member of the Committee, and (iii) is an independent director, as determined by the Board and in accordance with the rules of NASDAQ. Members of the Committee are appointed and removed by the Board.

The purpose of the Committee is to establish and oversee the execution of the Company’s philosophy on compensation and organizational development. The Committee is responsible for assuring that the Company’s executives, other key management personnel and directors are effectively compensated in terms that (i) are aligned with the short-term and long-term interests of the shareholders, (ii) attract, motivate and retain key talent, and (iii) are externally competitive and internally equitable. The Committee approves all elements of compensation of the Company’s executive officers and directors, sets the criteria for awards under the Company’s incentive compensation plans and determines whether such criteria have been met, and oversees matters relating to the Company’s stock compensation plans. The Committee also oversees the policies and practices of the Company that advance its organizational development, including those designed to achieve the highest level of engagement of the Company’s workforce.

Compensation Philosophy and Objectives

Compensation programs in which the Company’s executive officers participate are designed to be equitable and competitive with the compensation programs of companies with whom the Company competes for new employees. The Committee believes executive performance is a distinguishing factor and a competitive advantage of Multi-Color and rewards executives whose performance is outstanding.

Multi-Color’s pay-for-performance compensation philosophy is based upon this linkage between performance targets and individual accountability. Individual behavior consistent with the Company’s core values is recognized as being necessary for building and sustaining shareholder value over the long-term. Employees at all levels of the organization, including executive officers, are evaluated through a disciplined annual assessment process, and compensated for exemplifying core values of openness and integrity, accountability, results orientation, customer focus and personal leadership.

The Company’s goal is to attract, develop, motivate and retain executives who have the skills, experience and drive to achieve superior growth in shareholder value. The Company believes that, to be successful, the Company needs to be competitive not only in its products and innovative solutions, but also in the quality of its executives. This, in turn, requires that Multi-Color compensate executive officers competitively.

The Process of Implementing Executive Compensation Changes

The Committee reviews Multi-Color’s executive compensation programs annually. The Committee seeks and receives input from an independent external consultant, Dan Ripberger of MPI Rewards Consulting (MPI), to review the market alignment of executive total direct compensation. MPI provides input concerning whether total direct compensation, including base salary, annual incentives and long-term incentives, for each named executive officer, was competitive and equitable. The Committee also seeks input from the President and CEO when discussing the performance of, and compensation levels for, executives other than himself. The Committee also works closely with the President and CEO and the Company’s human resources personnel in evaluating the financial, accounting, tax and retention implications of its various compensation programs. Neither the President and CEO nor any of the Company’s other executives participates in deliberations relating to his or her own compensation.

The Committee utilizes market compensation data (including base salary, target annual and long-term incentive levels) regarding the President and CEO. The Committee, in turn, recommends compensation levels for this position to the independent members of the Board of Directors. Following their evaluation of the CEO’s performance, the independent members of the Board establish all aspects of the CEO’s compensation.

The Committee also receives market compensation data (including base salary, target annual and long-term incentive levels) for each individual executive other than the CEO. The CEO recommends increases or decreases in compensation levels for these executive officers to the Committee for final approval based upon a review of the market data and the officer’s individual performance.

Elements of Compensation

The principal components of the compensation for named executive officers generally are:

•	base salary;

•	annual incentive bonus compensation;

•	long-term equity incentive compensation; and

•	retirement and other benefits.

Base Salary

The Company establishes compensation plans each year that align potential executive compensation with expected and potential company performance outcomes. More specifically, we target executive base salary at the 50th percentile of our competitive labor market (as described below). Typically, we establish annual incentive payout opportunities that, when combined with base salary, will deliver 50th percentile total cash compensation at target performance and will allow the executive to earn above 50th percentile total cash compensation for above target performance.

The Company relies on several internal and external inputs when determining plan performance levels and associated potential incentive payouts. Externally, the Committee considers Multi-Color’s performance compared to that of the NASDAQ Market Index, a broad market index, the Hemscott Group Index – Packaging and Containers (Morningstar Packaging & Containers Index in future years) and companies in its competitive labor market. Companies in Multi-Color’s desired comparison labor markets are described as those in the commercial printing industry with: (i) overall total revenue size between $300 million and $500 million; (ii) domestic and international operations and product markets; and (iii) a focus on growth through acquisitions. Total direct compensation rates were developed from published surveys and custom research of SEC filings, to create a “Proxy Group” of companies with one or more of Multi-Color’s desired characteristics. Published surveys and the scope used include Hewitt, Executive Compensation Survey, 2009 – Scope: Business Services; Mercer, Executive Compensation Survey, 2009 – Scope: Commercial Printing; and Wyatt, Management Compensation Report, 2009 – Scope: Commercial Printing. With respect to fiscal year 2010, the Proxy Group included the following companies: American Reprographics, CSS Industries, Inc., Ennis, Inc., InnerWorkings, Inc., MOD-PAC Corp., Schawk, Inc., Standard Register, Tufco Technologies, UFP Technologies, Inc., and Vistaprint N.V.

Salary reviews are generally conducted at the beginning of each fiscal year to compare each executive’s salary to the appropriate salary range. Merit based increases to salaries of executive officers are based on the Committee’s assessment of the individual’s performance. Both financial and, where appropriate, non-financial performance measures are considered in making salary adjustments. If an executive officer has responsibility for a business segment, this business segment’s financial results also are strongly considered.

Annual Incentive Bonus Compensation

Among all elements of compensation to executive officers, bonuses provide the most direct link between compensation levels and annual corporate performance. Bonuses are paid in cash. Typically, the Committee approves annual bonus performance goals at the beginning of each fiscal year. Based on economic conditions and their impact on the Company, the Committee determined that it was not appropriate to pay cash incentive compensation in fiscal years 2010 or 2011. In addition, the Committee determined that any cash incentive compensation in future years would likely be available only to certain salaried employees of the Company.

Long-term Incentive Compensation

Multi-Color maintains incentive plans which authorize the issuance of stock options or restricted stock. Stock options are designed to align the interests of executives with those of stockholders. Because stock options only have an intrinsic value if the value of Multi-Color’s Common Stock increases, they encourage actions that enhance long-term shareholder value.

Multi-Color’s 1999 and 2003 stock incentive plans are the principal means by which long-term incentive compensation is provided for key officers and employees of Multi-Color and the interests of these persons are brought more closely into tandem with the interests of shareholders. The plans are administered by the Committee.

Options granted under the plans contain such terms and conditions as are established by the Board at the time of the grant. Options currently granted to employees generally have ten year terms and vest ratably over three to five years. The options fully vest upon a change in control.

Stock options are generally awarded annually in April to executive officers and other designated employees. The exercise price for these grants is equal to the fair market value of Multi-Color’s Common Stock on the date when the Committee approves the grant, which is the closing price on the NASDAQ Global Select Market on the last business day prior to the date of grant. The total number of shares allocated for annual grants is generally equal to two percent of the aggregate number of outstanding shares. As stock options are expensed in accordance with FASB ASC Topic 718, the Company considers the impact of the expense on earnings as one factor in determining the amount of total annual option grants.

Typically, a multi-step process is used by the Committee to determine the number of options granted to executive officers. Option target award amounts are established by first identifying the median size of option grants made by the Proxy Group to their respective executive officers. The Committee also considers the performance of the executive officer, the fair value of the awards, using the Black-Scholes model, and the amount of restricted stock and number of options previously granted to the executive officer. The Committee did not grant any new options to Mr. Gerace or Ms. Bertsche in the 2010 fiscal year in light of the restricted stock granted to them in connection with the amendment of their employment agreements in April 2008. During the 2010 fiscal year, the Company granted options to purchase 30,000 shares of the Company’s stock to Mr. Vinecombe pursuant to the amendment to his employment agreement, which was entered into in order to reflect Mr. Vinecombe’s new position as Chief Operating Officer of Multi-Color.

Retirement and Other Benefit Programs

In general, Multi-Color provides the same benefit programs to most full-time employees within the Company, including a defined contribution 401(k) plan. The Company matches $.50 for every $1 contributed on the first six percent of eligible pay. Because the Internal Revenue Code rules do not permit the Company to use base salary and other compensation paid above certain limitations in determining the benefits earned by the executive officers under the 401(k) plan, the Company maintains an Executive Deferred Compensation Plan. The Company believes that the Executive Deferred Compensation Plan helps retain executive talent, as similar plans are often components of executive compensation programs. Certain of the named executive officers, in addition to other key employees, are eligible to participate in the Executive Deferred Compensation Plan.

Pursuant to the Executive Deferred Compensation Plan, eligible executives can elect to defer their regular salary and/or bonus. On the last day of Multi-Color’s fiscal year, each eligible executive also receives a Company contribution in an amount equal to 8% of the executive’s annual base salary. The amount of the Company contribution may be increased at the discretion of the Committee. Deferred compensation balances earn interest at a rate of prime plus 2%. The rate for the fiscal year ended March 31, 2010 was 5.25%. The interest rate is set annually on the first day of the fiscal year and interest compounds quarterly.

Employment Agreements

On May 11, 2010, the Company announced that Mr. Gerace would retire as President and Chief Executive Officer, and resign from the Board of Directors, at the close of business on June 15, 2010 (“Retirement Date”). In connection with his retirement, Mr. Gerace and the Company mutually agreed to modify certain terms of his Employment Agreement dated September 19, 2008. On May 7, 2010, the Company and Mr. Gerace entered into a Retirement Amendment to the Employment Agreement. The Retirement Amendment provides for the continuation of Mr. Gerace’s annual base salary of $550,160 through March 31, 2011; a supplemental retirement benefit equal to the following amounts: (i) $150,000, payable on the Retirement Date; and (ii) an amount equal to 8% of his annual base compensation (as defined for purposes of the Company’s Deferred Compensation Plan) payable on March 15, 2011, the continuation of group medical, prescription drug and dental benefits coverage for Mr. Gerace and his dependents, as well as a car allowance, through March 31, 2011; certain officers’ and directors’ liability insurance coverage and indemnification as permitted by applicable law; and certain mutual release, confidentiality and noncompetition covenants. In addition, Mr. Gerace’s outstanding stock options and restricted stock will fully vest on the Retirement Date;

The Company named Nigel A. Vinecombe, who has served as the Company’s Chief Operating Officer since May 2009, as the Company’s new President and Chief Executive Officer, effective upon Mr. Gerace’s retirement. On February 29, 2008, Mr. Vinecombe and the Company entered into an employment agreement in connection with the Company’s acquisition of Collotype

International Holdings Pty Limited, with an initial term of three years. Following his appointment as Chief Operating Officer, Mr. Vinecombe and the Company entered into the First Amendment to Employment Agreement dated September 21, 2009. The Amended Agreement provides for: an annual base salary of $300,000; eligibility to participate in the Company’s executive incentive compensation plan, with a target payout factor equal to 85% of annual base salary; eligibility to participate in and receive benefits under the Company’s welfare, fringe benefit, vacation and other similar benefit plans, practices, policies and programs to the extent generally applicable to other United States based executives of the Company, as well as a car allowance, housing allowance, home leave expense reimbursement and tax equalization based on Australian tax law; an annual superannuation payment (pension-related payment) equal to 10% of annual base salary; an option to purchase 30,000 shares of the Company’s Common Stock; and eligibility for restricted stock awards and other stock option grants as determined by the Company’s Board of Directors (or Board committee). In addition, the Amended Agreement includes non-competition, non-solicitation and confidentiality provisions. Although Mr. Vinecombe’s Employment Agreement as amended by the First Amendment to Employment Agreement remains in effect, it is expected that the Company and Mr. Vinecombe will enter into a new employment agreement in connection with his appointment as the Company’s President and Chief Executive Officer.

The Employment Agreement between the Company and Ms. Bertsche, Senior Vice President, Chief Financial and Accounting Officer and Secretary, was effective on April 1, 2008 and its initial term expires on October 31, 2011, with subsequent automatic renewals for one-year terms unless either party provides notice of non-renewal. Ms. Bertsche has notified the Company that she does not intend to renew her Employment Agreement when it expires. Ms. Bertsche’s Employment Agreement provides for: (i) an annual base salary of $280,000, subject to annual review by the Compensation Committee; (ii) an annual bonus in accordance with the Company’s executive incentive compensation plan, with the target bonus opportunity to be no less than 85% of current base salary; (iii) eligibility to participate in the Company’s retirement, welfare and benefit plans to the extent generally applicable to other executives of the Company, as well as a car allowance, vacation time and certain indemnification permitted by applicable law; and (iv) a restricted stock award of 26,000 shares of the Company’s Common Stock.

Ms. Bertsche’s Employment Agreement includes confidentiality and non-competition covenants and the following terms related to termination of employment:

Upon the Company’s termination of Ms. Bertsche’s employment for reasons other than for cause, non-renewal of the Employment Agreement, death or disability, or if Ms. Bertsche terminates employment for good reason: (i) the Company will pay her annual base salary through the date of termination and a bonus equal to the bonus the Compensation Committee projects she would have received for the current year (but no less than the average of her last five bonuses) prorated through the date of termination; (ii) the Company will pay any deferred compensation and other non-qualified benefit plan balances to Ms. Bertsche in accordance with the terms of the deferral or other non-qualified plan; (iii) the Company will pay Ms. Bertsche an amount, in 12 equal monthly installments, equal to the sum of her annual base salary and the bonus the Compensation Committee projects she would have received for the current year (but no less than the average of her last five bonuses); (iv) except as prohibited in applicable option and incentive plans, all outstanding stock options and restricted stock awards held by Ms. Bertsche will become immediately exercisable and vested; and (v) the Company will continue to provide the benefits to Ms. Bertsche and/or her family that would have been provided to them in accordance with the Company’s welfare plans, programs, practices and policies for a period of two years after the date of termination, or such longer period as may be provided in the applicable plan (subject to offset for benefits provided by any subsequent employment).

If Ms. Bertsche’s employment is terminated for cause, non-renewal of the Employment Agreement or she terminates employment without good reason: (i) the Company will pay her annual base salary through the date of termination; and (ii) the Company will pay any deferred compensation and other non-qualified benefit plan balances to her in accordance with the terms of the deferral or other non-qualified plan.

If Ms. Bertsche’s employment is terminated based on non-renewal of the Employment Agreement or she terminates employment through a plan of retirement acceptable to the Company, then except to the extent prohibited in the applicable option or incentive plan, her outstanding stock options and restricted stock awards will become immediately exercisable and vested.

If Ms. Bertsche’s employment is terminated by reason of her death or disability: (i) the Company will pay her or her legal representative (as applicable) Ms. Bertsche’s annual base salary through the date of termination and a bonus equal to the bonus the Compensation Committee projects she would have received for the current year (but no less than the average of her last five bonuses) prorated through the date of termination; (ii) the Company will pay her or her legal representative any deferred compensation and other non-qualified benefit plan balances in accordance with the terms of the deferral or other non-qualified plan; (iii) except as prohibited in applicable option and incentive plans, all outstanding stock options and restricted stock awards held by her will become immediately exercisable and vested; (iv) the Company will continue to provide the benefits to her and/or her family that would have been provided to them in accordance with the Company’s welfare plans, programs, practices and policies for a period of one year after the date of termination, or such longer period as may be provided in the applicable plan; and (vi) the Company will pay her or her legal representative any other death benefits or long-term disability benefits then in effect for Company employees or executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Omnibus Budget Reconciliation Act of 1993 provides that compensation in excess of $1,000,000 per year paid to the Chief Executive Officer of a public company as well as the other executive officers listed in the compensation table is not deductible for tax purposes unless the compensation is “performance-based” and approved by the shareholders. The Committee’s general policy is to preserve the deductibility of most compensation paid to its executive officers to the extent appropriate and possible.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is an officer or employee, or former officer or employee of Multi-Color. No interlocking relationship exists between the members of Multi-Color’s Board or Compensation Committee and the board of directors or compensation committee of any other company.

COMPENSATION AND ORGANIZATION DEVELOPMENT COMMITTEE REPORT

The Compensation and Organization Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Organization Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation and Organization Development Committee

Thomas M. Mohr (Chairman)

Robert R. Buck

Charles B. Connolly

Lorrence T. Kellar

Roger A. Keller

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of the Company’s named executive officers for the fiscal years ended March 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)(4)	Stock Option Awards (3)(4)	Deferred Comp. Earnings (5)	All Other(6)	Total

Francis D. Gerace Chief Executive Officer and President(7)	2010 2009 2008	$550,160 $550,160 $478,400	-- -- $406,640	$797,127 $484,303 $114,586	$166,780 $174,240 $174,240	$21,540 $24,840 $28,412	$720,004 $ 29,261 $ 15,078	$2,255,611 $1,262,804 $1,217,356

Dawn H. Bertsche Senior Vice President Finance, Chief Financial and Accounting Officer and Secretary	2010 2009 2008	$280,000 $280,000 $249,600	-- -- $187,200	$252,023 $154,020 $ 38,194	$ 77,160 $ 81,636 $ 81,636	$11,811 $13,741 $15,833	$ 15,484 $ 15,215 $ 13,817	$ 636,478 $ 544,612 $ 586,280

Nigel A. Vinecombe Chief Operating Officer(8)	2010 2009 2008	$276,250 $188,856 --	-- -- --	-- -- --	$ 43,847 -- --	-- -- --	$ 68,904 $ 23,629 --	$ 389,001 $ 212,485 --

James H. Reynolds Former Vice President, Corporate Controller and Chief Accounting Officer(9)	2010 2009 2008	$216,000 $216,000 $200,200	-- -- $100,100	$ 25,468 $ 25,464 $ 25,464	$ 50,303 $ 41,000 $ 24,920	-- -- --	$210,706 $ 11,959 $ 10,521	$ 502,477 $ 294,423 $ 361,205

(1)

Bonuses were based on the achievement by the named executive officer of performance targets established by the Compensation Committee, as described above in “Compensation Discussion and Analysis – Annual Incentive Bonus Compensation.”

(2)	This column represents the fair market value on the date of grant of restricted stock grants computed in accordance with FASB ASC Topic 718.

(3)	This column represents the fair market value on the date of grant of stock option awards computed in accordance with FASB ASC Topic 718.

(4)

For additional information on the valuation assumptions with respect to the 2010, 2009 and 2008 grants, please refer to note 15 of the Company’s financial statements included in the Annual Report on Form 10-K for the year ended March 31, 2010 filed with the SEC. These amounts reflect the fair market value on the date of grant computed in accordance with FASB ASC Topic 718 and do not correspond to the actual value that will be recognized by the named executive officers.

(5)

Mr. Gerace and Ms. Bertsche participated in the Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan pays accrued interest at an above-market interest rate as defined by the SEC, compounded quarterly. The rates for the years ended March 31, 2010, 2009 and 2008 were 5.25%, 7.25% and 10.25%, respectively. Company contributions on behalf of Mr. Gerace and Ms. Bertsche to the Executive Deferred Compensation Plan are reported under “Nonqualified Deferred Compensation” below.

(6)

No executive officer received any single perquisite in excess of $25,000 for the years ended March 31, 2010, 2009 or 2008, except for housing reimbursement for Mr. Vinecombe of $33,201 in the 2010 fiscal year. This column also reflects car allowances, 401(k) matching contributions, payment for certain legal services and, with respect to Mr. Vinecombe, a pension (superannuation) contribution. Superannuation payments are not enhanced or accelerated by a termination of employment or change of control. With respect to Mr. Gerace and Mr. Reynolds, this column includes $701,399 and $198,302, respectively, of severance payments accrued by the Company in the 2010 fiscal year.

(7)	Mr. Gerace retired as Chief Executive Officer and President effective as of the close of business on June 15, 2010.

(8)

Mr. Vinecombe became President, International Business Unit of the Company on February 27, 2008, and his total compensation for the 2008 fiscal year did not exceed $100,000. He became Chief Operating Officer of the Company on May 6, 2009. During the 2009 fiscal year and a portion of the 2010 fiscal year, Mr. Vinecombe was employed in Australia and paid in Australian dollars. In calculating the U.S. dollar equivalent amount for disclosure purposes with respect to amounts paid in the 2009 and 2010 fiscal years, the Company used a conversion rate of .7869 and .8521, respectively, to convert these amounts from Australian dollars to U.S. dollars. The conversion rates for the 2009 and 2010 fiscal years were based on the average exchange rate for the 12 months ended March 31, 2009 and 2010, respectively (computed using the daily rate according to the Wall Street Journal which was then averaged for the year).

(9)	Mr. Reynolds resigned as Vice President, Corporate Controller and Chief Accounting Officer as of March 1, 2010, but continued to provide services to the Company for a two-month transition period.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards made to the Company’s named executive officers for the 2010 fiscal year. No grants of plan-based awards were made to Mr. Gerace or Ms. Bertsche in the 2010 fiscal year.

Name	Grant Date	Restricted Stock Awards: Number of Securities	Grant Date Fair Value	Options Granted; No. of Securities(1)	Exercise Price of Option Awards per Share	Grant Date Fair Value(2)

Nigel A. Vinecombe	9/21/09	--	--	30,000	$16.00	$480,000

James H. Reynolds(3)	5/6/09	--	--	10,000	$11.42	$114,200

(1)

This column shows the options granted in the 2010 fiscal year to named executive officers pursuant to the 2003 Stock Incentive Plan. These options vest in five equal annual installments commencing on the first anniversary of the date of grant.

(2)	Represents the fair value of the option on the date of grant computed in accordance with FASB ASC Topic 718.

(3)	The option to purchase 10,000 shares granted to Mr. Reynolds was forfeited when he ceased to serve as an employee of the Company on April 30, 2010.

Outstanding Equity Awards

The following table provides information concerning the holdings of stock options and restricted shares by the named executive officers as of March 31, 2010. This table includes options which are vested but have not been exercised and unvested options. All unvested options vest in 20% installments annually for five years from the date of grant.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Unvested Restricted Shares(1)	Market Value of Unvested Restricted Shares(2)

Francis D. Gerace	4/18/2002 4/17/2003 4/15/2004 4/21/2005 4/19/2006	8,438 22,500 7,500 48,000 40,500	-- -- -- 12,000 27,000	$6.94 $7.56 $12.55 $12.84 $21.17	4/18/2012 4/17/2013 4/15/2014 4/21/2015 4/19/2016	77,625	$929,948

Dawn H. Bertsche	4/18/2002 4/17/2003 4/15/2004 4/21/2005 4/19/2006	5,625 22,500 4,500 24,000 18,000	-- -- -- 6,000 12,000	$6.94 $7.56 $12.55 $12.84 $21.17	4/18/2012 4/17/2013 4/15/2014 4/21/2015 4/19/2016	29,154	$349,265

Nigel A. Vinecombe	9/21/2009	--	30,000	$16.00	9/21/2019	--	--

James H. Reynolds (3)	4/19/2006 4/08/2008 5/06/2009	9,000 2,000 --	6,000 8,000 10,000	$21.17 $23.13 $11.42	7/29/2010 7/29/2010 7/29/2010	--	--

(1)

The grant dates of the unvested restricted shares held by Mr. Gerace were April 13, 2007 with respect to 14,378 shares and September 19, 2008 with respect to 63,247 shares. The grant dates of the unvested restricted shares held by Ms. Bertsche were April 13, 2007 with respect to 4,792 shares and September 19, 2008 with respect to 24,362 shares. The unvested restricted shares granted on April 13, 2007 to Ms. Bertsche vest in five equal annual installments beginning on the first anniversary of the date of grant. The unvested restricted shares granted on September 19, 2008 to Ms. Bertsche vest as follows: 3,562 shares on April 1, 2010 and 20,800 shares on October 31, 2011. As provided in the Retirement Amendment to his employment agreement, all unvested restricted shares and all options held by Mr. Gerace will vest on his date of retirement, June 15, 2010.

(2)	Based on the closing price of the Company’s Common Stock as of the last day of the 2010 fiscal year of $11.98 per share.

(3)	Mr. Reynolds’ restricted stock was forfeited as of his last date of employment, April 30, 2010, and his exercisable options expire 90 days after his last day of employment.

Option Exercises and Vesting of Restricted Shares

None of the Company’s named executive officers exercised any stock options during the fiscal year ended March 31, 2010. During the fiscal year ended March 31, 2010, the following restricted shares held by the named executive officers vested:

Name	Number of Shares Acquired Upon Exercise of Option	Value Realized on Exercise of Option	Number of Shares Acquired on Vesting of Restricted Shares	Value Realized on Vesting of Restricted Shares(1)

Francis D. Gerace	-- --	-- --	9,045	$111,591

Dawn H. Bertsche	--	--	3,235	$40,000

James H. Reynolds	--	--	1,065	$12,759

(1)

With respect to 4,792 restricted shares held by Mr. Gerace, 1,597 restricted shares held by Ms. Bertsche and 1,065 restricted shares held by Mr. Reynolds, the value realized was based on the closing price of the Company’s Common Stock on the date of vesting (April 13, 2009) of $11.98 per share. With respect to 4,253 restricted shares held by Mr. Gerace and 1,638 restricted shares held by Ms. Bertsche, the value realized was based on the closing price of the Company’s Common Stock on the date of vesting (April 1, 2009) of $12.74 per share.

Nonqualified Deferred Compensation

The following table provides information concerning the named executive officers who participated in the Executive Deferred Compensation Plan for the fiscal year ended March 31, 2010. No withdrawals or distributions were made from this plan during the fiscal year ended March 31, 2010. Additional information concerning the Executive Deferred Compensation Plan is provided in “Compensation Discussion and Analysis – Retirement and Other Benefit Programs.”

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Payouts in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End

Francis D. Gerace	--	$44,013	$21,540	--	$467,854

Dawn H. Bertsche	--	$22,400	$11,811	--	$254,806

Potential Payments Upon Termination or Change in Control

The following table shows potential payments to the named executive officers under existing contracts, plans or arrangements, for various scenarios involving a change in control or termination of employment, assuming a March 31, 2010 termination date. The named executive officers would receive no payments upon termination for cause. Mr. Gerace’s and Mr. Reynolds’ severance payments are described in notes (4) and (5) to the table.

Name	Severance	Bonus	Acceleration of Unvested Stock Options	Acceleration of Restricted Stock	Benefits	Total

Dawn H. Bertsche

Termination by Company without Cause or by Executive for Good Reason(1)	$280,000	$147,267	$49,840	$453,152	$18,731	$948,990

Non-renewal of employment agreement or Executive terminates without Good Reason but through retirement plan acceptable to Company(2)	--	--	$49,840	$453,152	--	$502,992

Change in Control(2)	--	--	$49,840	$453,152	--	$502,992

Death or Disability(3)	--	$147,267	$49,840	$453,152	$346	$650,605

Nigel A. Vinecombe

Change in Control(2)	--	--	$175,390	--	--	$175,390

(1)

An amount equal to the sum of annual base salary and projected bonus (but the projected bonus may not be less than the average of the last five bonus amounts), accelerated vesting of options and restricted shares except as prohibited in the applicable plan, and provision of benefits under the Company’s welfare plans and programs for a two-year period. The amount shown in the bonus column is based on the average of the last five bonus amounts. The Company would also provide reasonable outplacement services for one year.

(2)	Accelerated vesting of options and restricted stock.

(3)

Projected bonus, but no less than the average of last five bonus amounts, accelerated vesting of options and restricted shares (except as prohibited in the applicable plan) and provision of benefits under the Company’s welfare plans and programs for a period of one year. The amount shown in the bonus column is based on the average of the last five bonus amounts.

(4)

Mr. Gerace’s Retirement Amendment to his employment agreement provides for: the continuation of his annual base salary from June 16, 2010 to March 31, 2011 ($459,591 salary to be paid); a supplemental retirement benefit equal to the following amounts: (a) $150,000 which was paid on his retirement date, June 15, 2010; and (b) an amount equal to 8% of his annual base compensation (as defined under the Company’s Deferred Compensation Plan) payable on March 15, 2011 ($44,011); continuation of group medical, prescription drug and dental benefits coverage for Mr. Gerace and his dependents through March 31, 2011 ($6,993); and a car allowance through March 31, 2011 ($8,239).

(5)

In connection with Mr. Reynolds’ departure from the Company, he will receive seven months of base salary ($126,000, with the employer portion of related taxes being $9,450) payable on a biweekly basis, continuation of group medical, prescription drug and dental benefits ($7,852), and out-placement services ($5,000). For assisting with preparation of the Company’s Annual Report on Form 10-K, Mr. Reynolds received a payment of $50,000 on May 30, 2010.

Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In determining the compensation for the directors, the Company considers the abilities required as well as the amount of time the directors expend fulfilling their duties to the Company.

Annual Retainers and Meeting Fees

Each non-employee director receives a retainer of $6,250 per quarter, $1,800 for each Board, Audit Committee or Nominating Committee meeting attended in person, $1,100 for each Compensation Committee meeting attended in person and $500 for each telephonic Board meeting and committee meeting. Additional annual fees are paid to the Chair of the Nominating Committee, the Chair of the Compensation Committee, the Chair of the Audit Committee and the Chairman of the Board in the amount of $3,000, $3,000, $5,000 and $7,500, respectively. Directors who are employees of the Company do not receive any additional compensation for serving as a director.

Annual Equity Grant

Pursuant to the 2006 Director Equity Compensation Plan, each non-employee director receives an annual grant of restricted shares. Each non-employee director was granted 3,453 restricted shares of Multi-Color’s Common Stock on October 1, 2009. The restricted shares vest ratably over three years. The number of restricted shares granted to each non-employee director annually is the number of shares with an aggregate fair market value equal to $50,000 at the time of grant. The Compensation Committee could exercise its discretion in the future to grant non-qualified stock options (with a fair value equal to $50,000) to non-employee directors in lieu of restricted shares, or to grant a combination of stock options and restricted shares (with an aggregate fair value equal to $50,000). In addition, the Compensation Committee has the authority to increase the grant amount annually by no more than 10% of the amount of the previous year’s award; provided, however, that the fair value of the annual grant may not exceed $100,000.

Director Summary Compensation Table

The table below summarizes compensation paid by the Company to non-employee directors for the year ended March 31, 2010.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total

Robert R. Buck	$47,800	$50,000	$97,800

Charles B. Connolly	$41,800	$50,000	$91,800

Lorrence T. Kellar	$55,700	$50,000	$105,700

Roger A. Keller	$44,800	$50,000	$94,800

Thomas M. Mohr	$45,300	$50,000	$95,300

(1)

Francis D. Gerace, former President and Chief Executive Officer, and Nigel A. Vinecombe, President and Chief Executive Officer, are not included in this table because they were employees of the Company and received no additional compensation for their services as directors.

(2)	This column represents the fair market value on the date of grant of restricted stock grants computed in accordance with FASB ASC Topic 718.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires Multi-Color’s executive officers, directors and persons who own more than 10% of a registered class of Multi-Color’s equity securities to file reports of ownership and changes in ownership. Based on a review of such forms, Multi-Color believes that during the last fiscal year, all of its executive officers, directors and ten percent shareholders complied with the Section 16 reporting requirements.

PROPOSALS OF SHAREHOLDERS FOR 2011 ANNUAL MEETING

In order for a shareholder proposal to be included in Multi-Color’s proxy statement for presentation at next year’s annual meeting, it must be received in writing, by the Secretary of Multi-Color at its principal executive offices, 4053 Clough Woods Drive, Batavia, OH 45103, no later than March 1, 2011. For any proposal not submitted for inclusion in the proxy statement, but sought to be presented directly at next year’s meeting, SEC rules permit management to vote proxies in its discretion if Multi-Color: (1) receives notice of the proposal by May 16, 2011 and advises shareholders in the proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to May 16, 2011. If there is a change in the anticipated date of next year’s annual meeting (or this deadline) by more than 30 days, we will notify you of this change through our Form 10-Q filings or by any other practicable means.

Shareholders may submit proposed nominees for director to the Nominating Committee for consideration. See “Corporate Governance and Board Matters – Director Nomination Process.”

ANNUAL REPORT

Our Notice of Internet Availability of Proxy Materials includes instructions for viewing our Annual Report on Form 10-K for the year ended March 31, 2010 on the Internet or requesting a paper copy.

QUESTIONS

If you have questions or need more information about the annual meeting, call us at (513) 381-1480 or write to:

Dawn H. Bertsche

Senior Vice President Finance, Chief Financial and Accounting Officer and Secretary

Multi-Color Corporation

4053 Clough Woods Drive

Batavia, OH 45103

For information about your record holdings, please call Computershare Investor Services at 1-888-294-8217. We also invite you to visit Multi-Color’s website at www.multicolorcorp.com. Information contained on this website is not part of this proxy solicitation.